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                                                                    EXHIBIT 99.1

Tecumseh Products Company
100 E. Patterson Street
Tecumseh, MI  49286

For Immediate Release

TECUMSEH PRODUCTS COMPANY ANNOUNCES FIRST QUARTER 2003 NET INCOME OF $0.13 PER
SHARE AFTER CHARGES (NASDAQ-TECUA, TECUB)

Tecumseh, Michigan, April 24, 2003 .... Tecumseh Products Company announced today its 2003 first quarter results as summarized in the following Consolidated
Condensed Statements of Income.

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

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
===============================================================================================================================
                                                                                                  Three Months Ended
(Dollars in millions except per share amounts)                                                          March 31,
                                                                                             ----------------------------------
                                                                                                 2003              2002
===============================================================================================================================
NET SALES                                                                                         $473.9           $333.4
  Cost of sales and operating expenses                                                             414.9            291.2
  Selling and administrative expenses                                                               41.2             28.5
  Restructuring charges and other items                                                             13.6              4.5
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                                     4.2              9.2
  Interest expense                                                                                  (5.3)            (0.9)
  Interest income and other, net                                                                     4.9              2.8
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                          3.8             11.1
  Taxes on income                                                                                    1.4              3.9
-------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                                 2.4              7.2
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR GOODWILL, NET OF TAX                                    ---               (3.1)
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                        $  2.4           $  4.1
-------------------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS PER SHARE
  Income before cumulative effect of accounting change                                             $0.13            $0.39
  Change in accounting for goodwill                                                               ---               (0.17)
  Net income                                                                                       $0.13            $0.22
===============================================================================================================================
WEIGHTED AVERAGE SHARES (in thousands of shares)                                                  18,480           18,480
===============================================================================================================================

      Consolidated net income for the first quarter of 2003 amounted to $2.4 million or $0.13 per share, compared to $4.1 million or $0.22 per share in the first quarter of 2002. Included in the 2003 first quarter results is a charge of $13.6 million ($8.7 million net of tax or $0.47 per share) related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility.

      First quarter 2003 results also included, for the first time, the results of the FASCO Motors Group ("FASCO"), which was acquired on December 30, 2002. FASCO's operating income for the quarter of $3.1 million was reduced by $4.2 million ($2.7 million net of tax or $0.15 per share) due to the expensing of inventory write-ups recorded as part of purchase accounting. U.S. Generally Accepted Accounting Principles require inventory acquired in a purchase transaction to be written up to "fair market" value from cost and then recognized in cost of sales as the inventory is sold. This is a one-time event and will not impact future quarterly results.

First quarter 2002 results also included restructuring charges of $4.5 million ($2.8 million net of tax or $0.15 per share) related to the relocation of certain compressor manufacturing operations from the

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United States to Brazil and a cumulative effect of a change in accounting for goodwill ($3.1 million net of tax or $0.17 per share) related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets."

      Exclusive of restructuring charges and one-time items, the slight improvement in results for the quarter is primarily attributable to better results from the Compressor Group and the addition of FASCO, offset by interest charges on the Company's acquisition-related debt, increased corporate spending primarily related to the integration of FASCO, larger losses from the Engine & Power Train Group and the losses of MDSI which the Company acquired in the second quarter of 2002.

      Consolidated net sales in the first quarter of 2003 increased to $473.9 million from $333.4 million in 2002. Of the $140.5 million increase, $105.3 million was attributable to the addition of FASCO, with the remainder due to increased sales in each of the Company's operating segments.

Compressor Business

      The Company's first quarter 2003 Compressor sales increased to $203.7 million from $192.1 million in the first quarter of 2002. This increase is primarily attributable to higher demand for compressors used in household refrigeration and freezer products, partially offset by lower sales of compressors exported from the U.S. for room air conditioning.

      The Compressor Group improved operating income from $15.0 million in the first quarter of 2002 to $20.9 million in the first quarter of 2003. The improvement reflects the effects of the cost reduction efforts, and increased manufacturing volumes in both Brazil and India.

      Operating results from the Company's Brazilian compressor operations increased from the first quarter 2002 levels by 72% reflecting increased volumes in both local and export markets. Results were negatively impacted by a $2.0 million loss on the re-measurement of dollar-denominated receivables due to a strengthening of the Brazilian Real in the last half of March. Brazilian operations accounted for approximately 66% of the Compressor segment's operating income in the first quarter of 2003 compared to 53% in the first quarter of 2002.

Electrical Components Business

      With the acquisition of FASCO, the Company has created this new operating segment. In addition to FASCO, the segment includes certain North American electrical component manufacturing that was previously reported in the Compressor Business. Prior year business segment data, as presented in the table titled "Results by Business Segments," has been restated to conform to the Company's current classifications.

      Electrical Components sales were $107.8 million in the first quarter of 2003, including $105.3 million of sales from FASCO, compared to $1.5 million in the first quarter of 2002. Operating profit for the quarter was $1.9 million compared to an operating loss of $0.1 million in 2002. FASCO contributed $3.1 million in operating profit to the first quarter of 2003. As noted above, FASCO's results were reduced by $4.2 million ($2.7 million net of tax or $0.15 per share) during the quarter by inventory adjustments required by purchase accounting rules.

Engine & Power Train Business

Net sales increased to $130.3 million in the first quarter of 2003 compared to $111.5 million in 2002. The improvement is due primarily to increased shipments of engines for walk behind rotary

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mowers and tractors resulting from higher industry volumes and the placement of
Tecumseh engines on products that previously used competitor engines. Domestic engine shipments were up approximately 25% in the quarter from a year ago.

      Despite the increase in sales, the Engine & Power Train business had an operating loss of $3.7 million in the first quarter of 2003 compared to a loss of $2.3 million in the first quarter of 2002. The decline was attributable to an unfavorable mix of low margin walk behinds, lower average selling prices, and expenses associated with the start-up of the new facility in Curitiba, Brazil.

Pump Business

      Sales in the Pump business increased to $31.9 million in the first quarter of 2003 compared to $28.3 million in the same period of 2002, reflecting increases in both residential and industrial applications. Residential pump sales were particularly strong in condensate products that are sold to the HVAC and plumbing markets. Increases in industrial applications were attributable to higher volumes through the aftermarket distribution channel.

      Pump business operating income improved to $3.5 million in 2003 from $2.9 million in 2002, commensurate with the increase in sales.

Restructuring Charges and Other Items

      First quarter 2003 results were adversely affected by a $13.6 million ($8.7 million net of tax or $0.47 per share) charge related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility. On March 25, 2003, with the cooperation of the Environmental Protection Agency, the Company entered into a liability transfer agreement with Pollution Risk Services, LLC ("PRS"), whereby PRS assumed substantially all of the Company's responsibilities, obligations and liabilities for remediation of the Sheboygan River and Harbor Superfund Site. While the Company believes the arrangements with PRS are sufficient to satisfy substantially all of the Company's environmental responsibilities with respect to the Site, these arrangements do not constitute a discharge or release of the Company's liabilities with respect to the Site.

      The cost of the liability transfer arrangement was $39.2 million. The charge consists of the difference between the cost of the arrangement and amounts previously accrued for the cleanup. The Company continues to maintain a reserve of $0.5 million to reflect its potential environmental liability arising from operations at the Site, including potential liabilities not assumed by PRS pursuant to the arrangement. Additional information is available in the Company's 8-K filed on March 25, 2003.

      First quarter 2002 results were adversely affected by a $4.5 million ($2.8 million net of tax or $0.15 per share) restructuring charge in the Compressor segment. The charge related to the decision to relocate the production of additional rotary compressor product lines to Brazil from the United States and consisted of the write-off of certain equipment which cannot be used in Brazil.

Debt Refinancing

      On December 30, 2002, the Company acquired FASCO from Invensys Plc for cash of $396.6 million and the assumption of approximately $14.5 million in debt. The acquisition was financed, in part, with proceeds from new bank borrowings including $250 million from a six-month bridge loan and $75 million from a new three-year $125 million revolving credit facility. On March 5, 2003, the Company completed a private placement of $300 million Senior Guaranteed Notes due March 5, 2011.

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Proceeds from the private placement were used to repay the bridge loan and pay down borrowings under the revolving credit facility.

Accounting Changes

      The cumulative effect from an accounting change of $4.8 million ($3.1 net of tax) recorded in the first quarter 2002, resulted from the Company adopting Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized, but is subject to impairment testing on at least an annual basis. As required by the Statement, the Company tested for impairment at the date of adoption and found that the goodwill associated with the Engine & Power Train European operations had been impaired.

Subsequent Event

      On April 4, 2003, Tecumseh Products Company announced its intent to close its engine manufacturing facility in Douglas, Georgia. This action is part of the Company's ongoing strategy to reduce excess capacity and shift certain production activities to lower-cost manufacturing facilities. Equipment from the Douglas plant will be transferred to other U.S. operations and to the Company's new facility in Curitiba, Brazil. The Company estimates the cost of this action to be $19 million to $23 million, consisting primarily of asset impairments and severance costs. A restructuring charge will be taken in the second quarter of 2003.

Outlook

      On a consolidated basis, second quarter earnings are expected to lag those of the first quarter of 2002. While continuing positive results are expected in the Compressor and Pump segments and the addition of FASCO will also add to earnings, the results in the Engine & Power Train Group will be substantially worse than the previous year, and consolidated earnings will be significantly reduced as a result of the restructuring charges also attributable to the Engine & Power Train Group.

      While the Company has taken significant actions over the last two years, which have been contributing to improved results in the Compressor segment, it is still highly likely that the Company will undertake further restructuring and/or realignment actions in the future. Plans continue to be developed to determine how best to further reorganize the Company's operations and product offerings in light of current and rapidly changing market conditions. As these actions are finalized, future results will likely be impacted by one or more nonrecurring charges. While the amount and timing of these charges cannot currently be accurately predicted, they may affect several quarterly periods or years, and they could be material to the reported results in the particular quarter or year in which they are recorded.

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
RESULTS BY BUSINESS SEGMENTS (UNAUDITED)
===============================================================================================================================
                                                                                                   Three Months Ended
(Dollars in millions)                                                                                   March 31,
                                                                                           ------------------------------------
                                                                                                 2003            2002 (A)
===============================================================================================================================
NET SALES:
  Compressor Products                                                                             $203.7           $192.1
  Electrical Components Products                                                                   107.8              1.5
  Engine & Power Train Products                                                                    130.3            111.5
  Pump Products                                                                                     31.9             28.3
  Other                                                                                              0.2            ---
-------------------------------------------------------------------------------------------------------------------------------
         Total Net Sales                                                                          $473.9           $333.4
===============================================================================================================================
OPERATING INCOME:
  Compressor Products                                                                              $20.9            $15.0
  Electrical Components Products                                                                     1.9             (0.1)
  Engine & Power Train Products                                                                     (3.7)            (2.3)
  Pump Products                                                                                      3.5              2.9
  Other                                                                                             (1.0)           ---
  Corporate expenses                                                                                (3.8)            (1.8)
  Restructuring charges and other items                                                            (13.6)            (4.5)
-------------------------------------------------------------------------------------------------------------------------------
         Total Operating Income                                                                      4.2              9.2
Interest expense                                                                                    (5.3)            (0.9)
Interest income and other, net                                                                       4.9              2.8
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INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                       $  3.8           $ 11.1
===============================================================================================================================

(a) Prior year amounts have been restated to conform to classifications adopted in 2003. "Other" consists of non-reportable business segments, primarily
    MDSI.

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CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
===============================================================================================================================
                                                                                               MARCH 31,       December 31,
(Dollars in millions)                                                                            2003              2002
===============================================================================================================================
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                                                   $  218.8         $  333.1
    Accounts receivable, net                                                                       321.7            242.4
    Inventories                                                                                    304.8            304.0
    Deferred income taxes and Other                                                                 84.6             75.6
-------------------------------------------------------------------------------------------------------------------------------
         Total Current Assets                                                                      929.9            955.1
  PROPERTY, PLANT AND EQUIPMENT -- NET                                                             573.6            570.5
  OTHER ASSETS                                                                                     579.6            537.4
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         Total Assets                                                                           $2,083.1         $2,063.0
===============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                                                     $  187.1         $  172.6
    Short-term borrowings                                                                           48.0            112.6
    Accrued liabilities                                                                            167.4            166.2
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         Total Current Liabilities                                                                 402.5            451.4
  LONG-TERM DEBT                                                                                   349.8            298.2
  DEFERRED INCOME TAXES                                                                             31.2             33.6
  PENSION AND POSTRETIREMENT BENEFITS                                                              253.4            250.1
  PRODUCT WARRANTY AND SELF-INSURED RISKS                                                           19.7             21.3
  ACCRUAL FOR ENVIRONMENTAL MATTERS                                                                 40.4             29.5
-------------------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                                       1,097.0          1,084.1
  STOCKHOLDERS' EQUITY                                                                             986.1            978.9
-------------------------------------------------------------------------------------------------------------------------------
         Total Liabilities and Stockholders' Equity                                             $2,083.1         $2,063.0
===============================================================================================================================





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
CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
===============================================================================================================================
                                                                                                   Three Months Ended
(Dollars in millions)                                                                                   March 31,
                                                                                          -------------------------------------
                                                                                                 2003              2002
===============================================================================================================================
TOTAL STOCKHOLDERS' EQUITY
    BEGINNING BALANCE                                                                             $978.9           $977.7
Comprehensive Income:
    Net Income                                                                                       2.4              4.1
    Other Comprehensive Income                                                                      10.7             (3.0)
-------------------------------------------------------------------------------------------------------------------------------
Total Comprehensive Income                                                                          13.1              1.1
Cash Dividends Declared                                                                             (5.9)            (5.9)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
    ENDING BALANCE                                                                                $986.1           $972.9
===============================================================================================================================

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
===============================================================================================================================
                                                                                                   Three Months Ended
(Dollars in millions)                                                                                   March 31,
                                                                                          -------------------------------------
                                                                                                 2003              2002
===============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income before cumulative effect of change in accounting principle                               $  2.4           $  7.2
  Adjustments to reconcile income before cumulative effect of change in accounting principle to net cash provided by operating activities:
    Depreciation and amortization                                                                   24.1             15.3
    Non-cash restructuring charges                                                                 ---                4.5
    Payment made under environmental liability transfer arrangement                                (39.2)           ---
    Accounts receivable                                                                            (75.6)           (28.3)
    Inventories                                                                                      3.7              5.4
    Payables and accrued expenses                                                                    9.2             20.3
    Prepaid pension expense                                                                         (4.3)            (7.2)
    Other                                                                                           (4.2)            (4.6)
-------------------------------------------------------------------------------------------------------------------------------
           Cash Provided By (Used In) Operating Activities                                         (83.9)            12.6
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition, net of cash acquired                                                        (3.1)           ---
  Capital expenditures                                                                              (6.3)           (11.7)
-------------------------------------------------------------------------------------------------------------------------------
           Cash Used in Investing Activities                                                        (9.4)           (11.7)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                    (5.9)            (5.9)
  Increase (decrease) in borrowings, net                                                           (15.7)             4.2
  Debt issuance costs                                                                               (2.1)           ---
-------------------------------------------------------------------------------------------------------------------------------
           Cash Used In Financing Activities                                                       (23.7)            (1.7)
-------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                              2.7              0.1
-------------------------------------------------------------------------------------------------------------------------------
DECREASE IN CASH AND CASH EQUIVALENTS                                                             (114.3)            (0.7)
CASH AND CASH EQUIVALENTS:
  Beginning of Period                                                                              333.1            317.6
-------------------------------------------------------------------------------------------------------------------------------
  End of Period                                                                                   $218.8           $316.9
===============================================================================================================================

Cautionary Statement Relating to Forward-Looking Statements

      This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

      Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials; ix) actions of competitors; x) the ultimate cost of resolving environmental matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the integration of the FASCO Motors business into the Company and the ultimate cost associated therewith; and xiv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

      Tecumseh Products Company will host a conference call to report on the first quarter results on Thursday, April 24th at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through Tecumseh Products Company's website at www.tecumseh.com.

      Press releases and other investor information can be accessed via Tecumseh Products Company's Internet web site at http://www.tecumseh.com.



      Contact:    Pat Walsh
                  Tecumseh Products Company
                  517-423-8455